Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Cameron Associates, Inc.
631-694-9555	Kevin McGrath
invest@misonix.com	212-245-4577
Kevin@cameronassoc.com
Misonix Announces the Sale of its Ultrasonic Laboratory Business for $3.5 Million
to iSonix LLC
FARMINGDALE, NY — April 7, 2009 — Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology, which in Europe is used for the ablation of tumors and worldwide for other acute health conditions, announced that it has sold its Ultrasonic Laboratory business for $3.5 million in cash to iSonix LLC. The Ultrasonic Laboratory business manufactures and markets scientific and industrial ultrasonic equipment and recorded approximately $4.6 million in revenue in Fiscal 2008.
Michael A. McManus, Jr., President and Chief Executive Officer, stated, “We are pleased to further strengthen our balance sheet with the additional $3.5 million in cash from the sale of a non-core business. We expect to use the proceeds to pay down some of our bank debt, increase our working capital and other general corporate purposes. We also believe the transaction speaks to the underlying value of our businesses that we believe has not been reflected in our market capitalization today. Most importantly, this transaction also emphasizes our commitment to continue our growth initiatives and become a focused medical device company.”
About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.